Exhibit 99.4

Stryve Foods Announces Second Quarter 2021 Results

Net Sales Increased 71.8% Year Over Year to $7.4 Million

Gross Profit Increased 148.3% Year Over Year to $3.6 Million

PLANO, Texas –– August 16, 2021 –– Stryve Foods, Inc. (“Stryve” or “the Company”), (NASDAQ: SNAX), an emerging healthy snack and eating platform disrupting traditional CPG categories, and a leader in the air-dried meat snack industry in the United States, today announced results for the second quarter ended June 30, 2021 and provided a business update.

Financial Highlights for the Second Quarter 2021 Versus the Prior Year Period

●	Net sales increased to $7.4 million, representing 71.8% growth.
●	Gross profit increased to $3.6 million, representing 148.3% growth.
●	Gross margin increased to 48.7% compared to a gross margin of 33.7% in the prior year period.
●	Strong wholesale gains contributing 45.6% of net sales, increasing 57% year over year, and included new distribution across Convenience, Food, Mass, and Dollar channels.
●	Strong ecommerce gains contributing 38.9% of net sales, increasing 55% year over year with growth across direct-to-consumer and Amazon.
●	Net loss of $5.6 million, compared to net loss of $4.5 million, in the prior year period.

Joe Oblas, Co-CEO and Co-Founder and Jaxie Alt, Co-CEO and Chief Marketing Officer, stated, “During the second quarter, we delivered strong top-line growth and more than doubled our gross profit, following significant momentum achieved both in the first quarter 2021 and throughout 2020. We are rapidly growing across both wholesale and ecommerce channels as we successfully drive awareness, trial, and repeat of our products. Having already successfully integrated Kalahari Snacks in February to expand our position as the largest supplier and branded owner of air-dried meat snacks in the United States, this has already been a truly exciting year at Stryve and we are just getting started.”

They added, “Looking ahead, we are encouraged by the new and expanded retail commitments for Stryve and our other brands to nearly 30,000 retail locations which will facilitate greater brand awareness, trial, and sales of these healthy air-dried meat snacking products. We are also beginning the rollout of a robust innovation pipeline in meat snacks and beyond. The newest addition to our healthy eating platform has just launched with the debut of Stryve’s Collagen and Bone Broth product lines. We believe these high protein products deliver better nutrition and better taste than what are on the market today and our intention is to leverage Stryve’s healthy product lineup, extensive ecommerce expertise and retail partnerships to rapidly expand their distribution and sales.”

Review of Second Quarter 2021 Financial Results

Net sales increased 71.8% to $7.4 million in second quarter 2021, compared to $4.3 million in second quarter 2020. The increase was driven by continued strength of Stryve’s direct-to-consumer (“DTC”) e-commerce sales platform, increased sales of Stryve’s products to existing wholesale and private label accounts, and net new sales related to additional distribution secured in 2021 at a number of key retailers.

Gross profit increased 148.3% to $3.6 million in second quarter 2021, compared to $1.4 million in second quarter 2020. As a percentage of Net Sales, gross profit margin increased to 48.7% in second quarter 2021 from 33.7% in second quarter 2020. The increase was driven by strong sales performance and improvement in manufacturing process that resulted in increased efficiency and production yields, as well as a channel mix shift due to greater emphasis on DTC e-commerce sales.

Selling and marketing expense increased 87.0% to $4.3 million in second quarter 2021, compared to $2.2 million in second quarter 2020, primarily due to increased marketing efforts, including digital media, advertising, and paid search. As a percentage of Net Sales, selling and marketing expenses increased 470 basis points to 58.1%.

Operating expense increased 65.2% to $1.0 million in second quarter 2021, compared to $0.6 million in second quarter 2020. The ramp-up of Stryve’s DTC web fulfillment operation resulted in an increase in freight-out expense. As a percentage of Net Sales, operating expense decreased 50 basis points to 13.2%.

Salaries and wages increased 7.6% to $1.6 million in second quarter 2021, compared to $1.5 million in second quarter 2020. As a percentage of Net Sales, salaries and wages decreased to 21.8% from 34.8%.

General and administrative expense was $1.3 million in second quarter 2021, compared to $0.3 million in second quarter 2020. The increase was largely driven by a significant increase in professional service, consulting, and legal expenses related to the Company’s business combination (the “Business Combination”) with Andina Acquisition Corp. III (“Andina”).

Net loss increased to $5.6 million in second quarter 2021 compared to $4.5 million in second quarter 2020, and is primarily attributable to the Company’s increase in professional service, consulting, and legal expenses related to the Business Combination paired with increased selling and marketing expenses as well as increased operations expense, all of which is partially offset by growth in net sales and gross profit. Additionally, in June of 2021, the Company paid off certain indebtedness owed to the sellers of the Kalahari Brand.

EBITDA, a non-GAAP financial measure, loss was $4.0 million in second quarter 2021 compared to $3.2 million in second quarter 2020. Second quarter 2021 was negatively influenced by certain non-recurring expenses primarily related to the Business Combination and related transactions. A reconciliation between EBITDA and the nearest GAAP financial measure is included in the accompanying financial data.

Completion of Business Combination

On July 20, 2021, Stryve Foods, LLC and Andina completed their Business Combination. The Business Combination was approved by Andina’s shareholders at a Special Meeting held on July 19, 2021. The Business Combination included a concurrent private placement into Andina of $53.4 million, including subscriptions for $42.5 million of Class A common stock, payable in cash, and subscriptions for $10.9 million of Class A common stock, satisfied by the offset of principal and accrued interest under outstanding bridge notes issued by Stryve Foods, LLC. The Company raised proceeds of $37.9 million from the Business Combination (net of Andina’s transaction costs and expenses) and used a portion of such proceeds to pay off approximately $11.1 million in debt. Immediately following the transaction, Andina changed its name to Stryve Foods, Inc.

Expanded Distribution

Stryve recently announced new distribution representing more than 4,000 additional convenience store and retail locations, as well as increased penetration for its popular all-natural air-dried meat snacking brands Stryve, Kalahari, and Vacadillos. With this recent expansion, Stryve has expanded its retail footprint to nearly 30,000 retail locations. Additionally, the Stryve brand has added to its distribution footprint through increased SKU penetration, adding a new placement at 900 Wawa locations.

Introduction of Stryve Nutrition

Stryve complemented its popular healthy air-dried meat snacking brands by launching a new category of Collagen protein and Bone Broth products. Stryve Collagen powder is now available in Chocolate, French Vanilla, Superfruit, and Unflavored. Stryve Bone Broth powder will be available in Chocolate and Vanilla and is expected to be available in the coming weeks. These are functional foods packed with protein and are all-natural, non-GMO, sugar-free, gluten-free, soy-free, and dairy-free.

Stryve’s Collagen products are available at www.stryve.com and are expected to be coming soon to Amazon and select retailers. Stryve’s Bone Broth products will be available in the coming weeks at www.stryve.com and are also expected to be coming soon to Amazon and select retailers.

Financial Outlook

The outlook that follows constitutes forward-looking information within the meaning of applicable securities laws and is based on a number of assumptions and subject to a number of risks. Actual results could vary materially as a result of numerous factors, including certain risk factors, many of which are beyond Stryve’s control. Please see “Forward-looking Statements” below. As these statements are forward-looking, actual results may differ materially. All numbers provided in this section are approximate.

Stryve’s current financial outlook for 2021 is as follows:

●	Net revenues in the range of approximately $31 million to $34 million, an increase of 82% to 100% compared to 2020.

Conference Call Today

The Company will host a conference call to discuss second quarter 2021 financial results today at 4:30 PM ET.

The conference call can be accessed live over the phone by dialing (631) 891-4304. A telephone replay will be available after the call and can be accessed by dialing (412) 317-6671 and entering the passcode 10016011. The replay will be available until Monday, August 23, 2021.

For retail investors who would like to submit a question for the leadership team, please email raphael.gross@icrinc.com.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s corporate website at Stryve.com. An archive of the webcast will be available on the corporate website shortly after the call has concluded.

About Stryve Foods, Inc.

Stryve is an emerging healthy snacking and food company that manufactures, markets and sells highly differentiated healthy snacking and food products that Stryve believes can disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites and through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to maintain the listing of Stryve’s Class A common stock on Nasdaq; (ii) the ability to recognize the anticipated benefits of the Business Combination or meet financial and strategic goals, which may be affected by, among other things, competition, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the effect of the COVID-19 pandemic on Stryve; (vi) the possibility that Stryve may not achieve its financial outlook and (vii) other risks and uncertainties described in the Company’s Form 8-K with the SEC on July 26, 2021 as well as other risks and uncertainties discussed from time to time in other reports and other public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Contacts:

ICR

Investor Relations Contact:

Raphael Gross, (203) 682-8253

raphael.gross@icrinc.com

Media Relations Contact:

Eric Becker, (303) 638-3469

eric.becker@icrinc.com

STRYVE CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,	December 31
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalent	$1,201,185	$591,634
Accounts receivable, net	3,143,825	679,061
Inventory, net	4,806,514	3,373,033
Prepaid media spend	650,000	249,000
Prepaid expenses and other current assets	1,328,136	529,230
Total current assets	11,129,660	5,421,958

Property and equipment, net	6,361,593	6,845,132
Goodwill	8,450,000	8,450,000
Intangible asset	4,725,526	4,962,834
Prepaid media spend, net of current portion	268,294	498,662
Other assets	83,092	58,545
TOTAL ASSETS	$31,018,165	$26,237,131

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$5,484,686	$3,839,384
Accrued expenses	1,989,005	1,710,384
Line of credit	3,500,000	3,500,000
Current portion of long-term debt	31,863,204	22,649,995
Total current liabilities	42,836,895	31,699,763

Long-term debt, net of current portion	1,439,954	3,874,235
Financing Obligation - Operating Lease	7,500,000	-
TOTAL LIABILITIES	51,776,849	35,573,998

COMMITMENTS AND CONTINGENCIES

Member contributions	42,684,432	42,784,382
Accumulated deficit	(63,443,116)	(52,121,249)
MEMBERS’ DEFICIT	(20,758,684)	(9,336,867)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$31,018,165	$26,237,131

These financial statements reflect a period prior to the consummation of the Business Combination and, therefore, do not take into account the transactions contemplated by the Business Combination, including, but not limited to, the payoff of certain debt with the proceeds thereof.

STRYVE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
	2021	2020	2021	2020
SALES, net	$7,351,323	$4,279,017	$14,185,798	$8,584,968

COST OF GOODS SOLD	3,770,271	2,836,538	7,926,921	5,520,014

GROSS MARGIN	3,581,052	1,442,479	6,258,877	3,064,954

OPERATING EXPENSES
Selling expenses	5,593,122	2,594,654	12,046,413	5,228,232
Operations expense	970,302	586,957	2,030,086	973,579
Salaries and wages	1,601,664	1,489,118	3,003,310	3,396,484
Depreciation and amortization expense	396,708	377,296	791,556	647,296
(Gain) /Loss on disposal of fixed assets	(9,654)	-	(8,578)	324
Total operating expenses	8,552,142	5,048,025	17,862,787	10,245,915

OPERATING LOSS	(4,971,090)	(3,605,546)	(11,603,910)	(7,180,961)

OTHER (EXPENSES) INCOME
Interest expense	(1,147,168)	(849,787)	(1,957,256)	(1,502,117)
PPP Loan Forgiveness	-	-	1,669,552	-
Other income	557,541	-	569,747	-
Total Other (Expense)/ Income	(589,627)	(849,787)	282,043	(1,502,117)

NET LOSS	$(5,560,717)	$(4,455,333)	$(11,321,867)	$(8,683,078)

These financial statements reflect a period prior to the consummation of the Business Combination and, therefore, do not take into account the transactions contemplated by the Business Combination, including, but not limited to, the payoff of certain debt with the proceeds thereof.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

Stryve uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Stryve’s management team uses EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of EBITDA. Stryve believes this non-GAAP measure should be considered along with net income (loss), the most closely related GAAP financial measure. A reconciliation between EBITDA and net income is below:

	Three Month Period Ended	Three Month Period Ended	Six Month Period Ended	Six Month Period Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(In thousands)
Net income (loss)	$(5,561)	$(4,455)	(11,322)	(8,683)
Interest expense	1,147	850	1,957	1,502
Income tax expense (benefit)	-	-	-	-
Depreciation and amortization	397	377	792	647

EBITDA	$(4,017)	$(3,228)	$(8,573)	$(6,534)